                                                                     Exhibit 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         CHOICE ONE COMMUNICATIONS INC.

     The name of the corporation is Choice One Communications Inc. The original certificate of incorporation was filed with the Secretary of State of Delaware on June 2, 1998.

     This Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the corporation's certificate of incorporation and has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the corporation, duly adopted by the stockholders of the corporation and duly executed and acknowledged by the officers of the corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware.

     The text of the certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

                                      Name

     The name of the corporation is Choice One Communications Inc. (hereinafter referred to as the "Corporation").

                                   ARTICLE II

                          Registered Office and Agent

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

                                  ARTICLE III

                                    Purpose

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated under the General Corporation Law of the State of Delaware as from time to time in effect (the "DGCL").

                                   ARTICLE IV

                                 Capital Stock

     Section 1.  Authorized Stock.  The Corporation shall be authorized to issue
                 ----------------
one hundred fifty million (155,000,000) shares of capital stock, of which one hundred fifty million (150,000,000) shall be shares of Common Stock, $0.01 par value per share ("Common Stock"), and five million (5,000,000) shall be shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

     Section 2.  Designation of Preferred Stock Terms.  The Preferred Stock may
                 ------------------------------------
be issued from time to time in one or more classes or series. The Board of Directors is hereby empowered to authorize by resolution from time to time the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares constituting each such class or series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions, if any, with respect to each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) the designation of the series, which may be by distinguishing number, letter or title;

          (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

          (c) the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

          (d) whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall cumulate;

          (e) if the shares of such series may be redeemed by the Corporation, the price or prices (or method of determining such price or prices) at which the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

          (f) the amount payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (g) provisions, if any, for the conversion or exchange of the shares of such series, at any time or times, at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of capital stock of the Corporation or into any other security of the Corporation, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

          (h) restrictions on the issuance of shares of the same series or of any other class or series of capital stock of the Corporation, if any; and

          (i) the voting rights and powers, if any, of the holders of shares of the series.

          Notwithstanding the foregoing, prior to the Trigger Date, as hereinafter defined, Preferred Stock may not be created, authorized or issued in connection with any shareholder rights plan or similar arrangements adopted by the Board of Directors without the prior written consent of MSCP (as defined below). "Trigger Date" means the earlier of (i) the date that ownership of the Common Stock of the Corporation by Morgan Stanley Capital Partners, III, L.P. and its affiliated investment funds that are parties to a certain Transaction Agreement, dated as of July 8, 1998 and as amended thereafter, by and among the Corporation, Choice One Communications L.L.C. and management and investor members designated therein (the "Transaction Agreement"), and partners thereof ("MSCP") falls below 17.5% of the issued and outstanding Common Stock of the Corporation or (ii) the date MSCP otherwise consents in writing, on which date the Corporation will file Form 8-K under the Securities Exchange Act of 1934, as amended, giving notice with respect thereto.

     Section 3.  Powers, Privileges and Rights Pertaining to the Common Stock.
                 ------------------------------------------------------------
The powers, privileges and rights pertaining to the Common Stock shall be subject to the powers, privileges, preferences and rights pertaining to the Preferred Stock and any and all series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters and proposals presented to the stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by another provision of the certificate of incorporation of the Corporation or by a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters or proposals presented to the stockholders; provided, however, that the holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment of the certificate of incorporation of the Corporation (including any amendment of any provision of a Preferred Stock Designation) that solely relates to the powers, privileges, preferences or rights pertaining to one or more outstanding series of Preferred Stock, or the number of shares of any such series, and does not affect the number of authorized shares of Preferred Stock or the powers, privileges and rights pertaining to the Common Stock, if the holders of any of such series of Preferred Stock are entitled, separately or together with the holders of any other series of Preferred Stock, to vote thereon pursuant to the certificate of incorporation of the Corporation (including any Preferred Stock Designation) or pursuant to the DGCL, unless a vote of holders of shares of Common Stock is otherwise required by any provision of the Preferred Stock Designation for any such series or any other provision of the certificate of incorporation of the Corporation fixing the powers, privileges, powers and rights of any such series or the qualifications, limitations or restrictions thereof or is otherwise required by law. Holders of shares of Preferred Stock (of any series) shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote, except as may be explicitly provided by any Preferred Stock Designation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to another provision of the certificate of incorporation of the Corporation (including any Preferred Stock Designation) subject to the provisions of this ARTICLE IV and to the limitations prescribed by law, to authorize the issuance from time to time of one or more series of Preferred Stock.

     Notwithstanding any provision herein to the contrary, in connection with any acquisition of Common Stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), would, but for this paragraph, be applicable, any person or entity (as defined under the HSR Act) acquiring such Common Stock (and/or other voting securities of the Corporation) shall have no right to vote such Common Stock or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

                                   ARTICLE V

                                     Bylaws

     Bylaws for the Corporation may be adopted, consistent with law and the provisions of the certificate of incorporation (including any Preferred Stock Designation), and, once adopted, any bylaw may be altered or repealed: (i) by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote thereon; or (ii) by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors (the "Whole Board").

                                   ARTICLE VI

                               Stockholder Action

     Section 1.  Stockholder Action.  Subject to any rights of holders of any
                 ------------------
series of Preferred Stock, effective as of the Trigger Date (i) any action required or permitted to be taken by the stockholders at any annual or special meeting of such stockholders of the Corporation may be effected in lieu of a meeting by unanimous written consent but not by less than unanimous written consent, and (ii) any stockholder desiring to submit a proposal for action by the stockholders must submit such proposal at least thirty (30) days in advance of the date on which the meeting is scheduled in accordance with procedures specified in the Bylaws.

     Section 2.  Special Meetings.  Effective as of the Trigger Date, except as
                 ----------------
otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation of any class or series for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Whole Board and, effective as of the Trigger Date, any power of stockholders to call a special meeting is specifically denied. Prior to the Trigger Date, special meetings of the stockholders shall be held whenever such meeting is called by a majority of the Whole Board or whenever stockholders owning at least 20% of the capital stock issued and outstanding shall request the Chairman of the Board of Directors or the Chief Executive Officer to call a special meeting. No business other than that stated in the notice shall be transacted at any special meeting.

     Section 3.  Stockholder Nomination of Director Candidates and Other
                 -------------------------------------------------------
Stockholder Proposals.  Effective as of the Trigger Date, advance notice of
---------------------
stockholder nominations for the election of directors and the proposal by stockholders of any other action to be taken by the stockholders shall be given in such manner as shall be provided in the Bylaws of the Corporation (as amended and in effect from time to time) but may not be given less than thirty (30) days in advance as set forth in Section 1 of this Article.

                                  ARTICLE VII

                               Board of Directors

     Section 1.  Powers of the Board of Directors.  The business and affairs of
                 --------------------------------
the Corporation shall be managed by or under the direction of the Board of Directors, which shall be constituted as provided in this Article, the Bylaws and the Transaction Agreement.

     Section 2.  Election and Term of Office.  Except in respect of the election
                 ---------------------------
of additional directors as otherwise provided for by or pursuant to the provisions of the certificate of incorporation of the Corporation (including any Preferred Stock Designation) pertaining to any class or series of Preferred Stock and subject to the Transaction Agreement, the number of the directors of the Corporation shall be fixed from time to time (and may be changed) exclusively pursuant to a resolution adopted by a majority of the Whole Board, but shall not be less than three; provided, however, that (i) no reduction in the number of the directors shall end the term of office of any incumbent director prior to the date such director's term of office would otherwise end, and (ii) the Bylaws may provide that the vote of a greater number of the directors may be required for action of the Board of Directors changing the size of the Board of Directors. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be classified, by the Board of Directors with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, with each director to hold office until his or her successor is duly elected and qualified; such classification shall be effective upon the date shares of Common Stock are first publicly held. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each director to hold office until his or her successor shall have been duly elected and qualified.

     Section 3.  Written Ballot Not Required.  Unless and except to the extent
                 ---------------------------
that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     Section 4.  Newly Created Directorships and Vacancies.  Except for the
                 -----------------------------------------
election of one or more directors as provided for by or pursuant to the provisions of the certificate of incorporation of the Corporation (including any Preferred Stock Designation) pertaining to any class or series of Preferred Stock and except as the stockholders shall otherwise be entitled to elect directors as provided by law (and subject to the Transaction Agreement), newly created directorships resulting from any increase in the number of directors constituting the Board of Directors and any vacancies on the Board of Directors occurring for any reason shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders; provided, however, that, subject to the Transaction Agreement, the Bylaws may provide that the vote of a greater number of the directors may be required for action of the Board of Directors to fill any vacancy on the Board of Directors and may provide that any vacancy on the Board of Directors may be filled by vote of the stockholders. Any director elected to fill a vacancy on the Board of Directors shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred and until such director's successor shall have been duly elected and qualified.

     Section 5.  Removal.  Subject to the rights of any class of Preferred Stock
                 -------
or series thereof to elect and remove additional directors elected by such class or series and subject to the Transaction Agreement, (i) prior to the Trigger Date, any director may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote, generally in the election of directors ("Voting Stock"), voting together as a single class and,
(ii) effective as of the Trigger Date, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

                                  ARTICLE VIII

               Limitations on Liability of and Indemnification of
                   Directors, Officers, Employees and Agents

     Section 1.  Limited Liability of Directors.  To the fullest extent
                 ------------------------------
permitted by applicable law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability imposed by law (as in effect from time to time) (i) for any breach of the director's duty of loyalty to the Corporation or its stockholder, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor the repeal of this Section 1 of this Article shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim arising or accruing or that, but for this Section 1 of this Article would accrue or arise, prior to such amendment or repeal.

     Section 2.  Indemnification.
                 ---------------

          (a) Indemnification of Directors, Officers, Employees or Agents.  Each
              -----------------------------------------------------------
person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, including any appeal (hereinafter a "Proceeding"), by reason of the fact that such person (or a person of whom such person is the legal representative) is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations, whether the basis of such claim or Proceeding is alleged actions or omissions in any such capacity or in any other capacity while serving as a director, officer, trustee, partner, member, employee, other fiduciary or agent thereof, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, against all expense and liability (including, without limitation, attorneys' fees and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of such person's heirs, executors and administrators. In addition and without limiting the foregoing, the Corporation, by provisions in its Bylaws or by agreement, may accord to any current or former director, officer, employee or agent of the Corporation the right to, or regulate the manner of providing to any current or former director, officer, employee or agent of the Corporation, indemnification to the fullest extent permitted by the DGCL.

          (b) Advance of Expenses.  The Corporation to the fullest extent
              -------------------
permitted by the DGCL may advance to any person who is or was a director, officer, employee or agent of the Corporation (or to the legal representative thereof) any and all expenses (including, without limitation, attorneys fees and disbursements and court costs) incurred by such person in respect of any proceeding to which such person (or a person of whom such person is a legal representative) is made a party or threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this Section 2 or otherwise. In addition and without limiting the foregoing, the Corporation by provisions in its Bylaws or by agreement may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the DGCL.

          (c) Non-Exclusivity of Rights.  Any right to indemnification and
              -------------------------
advancement of expenses conferred as permitted by this Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute (including the DGCL), any other provision of the certificate of incorporation of the Corporation, any agreement, any vote of stockholders or the Board of Directors or otherwise. The right under Section 2 shall be a contract right and shall not be diminished by any subsequent amendment in applicable law or to this Certificate of Incorporation.

     Section 3.  Insurance.  The Corporation may maintain insurance, at its
                 ---------
expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     Section 4.  Severability.  If any provision or provisions of this Article
                 ------------
shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article (including, without limitation, each such portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

                                   ARTICLE IX

                         Certain Business Combinations

     Section 1.  Vote Required for Certain Business Combinations.  Effective as
                 -----------------------------------------------
of the Trigger Date, in addition to any affirmative vote required by law or the certificate of incorporation or the Bylaws of the Corporation, except as otherwise expressly provided in Section 2 of this Article, a Business Combination (as hereinafter defined) involving as a party, or proposed by or on behalf of, an Interested Stockholder (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder or a person who upon consummation of such Business Combination would become an Affiliate or Associate of an Interested Stockholder shall, except as otherwise prohibited by applicable law, require the affirmative vote of not less than 66-2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock Beneficially Owned (as hereinafter defined) by such Interested Stockholder.
Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage affirmative vote or the vote of any other class of stockholders may otherwise be required, by law or otherwise.

     Section 2.  Exceptions to Vote Required by Section 1.  The provisions of
                 ----------------------------------------
Section 1 of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such stockholder vote, if any, as is required by law or by any other provision of the certificate of incorporation or Bylaws of the Corporation, if all of the conditions specified in either of the following paragraphs (a) or (b) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding capital stock, if the condition specified in the following paragraph (a) is met:

          (a) Continuing Director Approval.  The Business Combination shall have
              ----------------------------
been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority of the Continuing Directors (as hereinafter defined), whether such approval is given prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, Beneficial Ownership of Voting Stock that caused the Interested Stockholder to become an Interested Stockholder.

          (b) Other Conditions.  All of the following conditions shall have been
              ----------------
met:

          (i) the aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (A) and (B) below:

               (A) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of Beneficial Ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) if applicable to Common Stock, in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

               (B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock.

          (ii) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding capital stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (A), (B), (C) and (D) below:

               (A) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of capital stock in connection with the acquisition by the Interested Stockholder of Beneficial Ownership of shares of such class or series of capital stock (x) within the two-year period immediately prior to the Announcement Date or (y) if applicable to such class or series of stock in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of capital stock;

               (B) the Fair Market Value per share of such class or series of capital stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of capital stock;

               (C) if applicable, the price per share equal to the Fair Market Value per share equal to the Fair Market Value per share of such class or series of capital stock determined pursuant to the immediately preceding clause (B), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of capital stock in connection with the acquisition by the Interested Stockholder of Beneficial Ownership of shares of such class or series of capital stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of capital stock to (y) the Fair Market Value per share of such class or series of capital stock on the first day in such two-year period on which the Interested Stockholder acquired Beneficial Ownership of any share of such class or series of capital stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of capital stock; and

               (D) if applicable, the highest preferential amount per share to which the holders of shares of such class or series of capital stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

          The provisions of this paragraph (b) shall be required to be met with respect to every class or series of outstanding capital stock, whether or not the Interested Stockholder has previously acquired Beneficial Ownership of any shares of a particular class or series of capital stock.

          (iii) The consideration to be received by holders of a particular class or series of outstanding capital stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of Beneficial Ownership of shares of such class or series of capital stock. If the consideration so paid for shares of any class or series of capital stock varies as to form, the form of consideration for such class or series of capital stock shall be either cash or the form used to acquire Beneficial Ownership of the largest number of shares of such class or series of capital stock previously acquired by the Interested Stockholder.

          (iv) After the Determination Date and prior to the consummation of such Business Combination: (A) except as approved by a majority of the Continuing Directors (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding capital stock; (B) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend, subdivision or reclassification with respect to the Common Stock), except as approved by a majority of the Continuing Directors; (C) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (D) such Interested Stockholder shall not have become the beneficial owner of any additional shares of capital stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage Beneficial Ownership of any class or series of capital stock.

          (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 20 business days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of capital stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid by the Corporation a reasonable fee for its services.

          (vi) Neither such Interested Stockholder nor any Affiliate or Associate of such Interested Stockholder shall have acted on behalf of the Corporation or any Subsidiary (as hereinafter defined) to cause any material change in the business or equity capital structure of the Corporation or a Subsidiary without the approval of a majority of the Continuing Directors.

     Section 3.  Certain Definitions.  For purposes of this Article, the
                 -------------------
following definitions shall apply:

          (a) The term "Business Combination" shall mean:

          (i) any merger or consolidation of the Corporation or any Subsidiary with (A) any Interested Stockholder or (B) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

          (ii) any (A) sale, lease, exchange, mortgage, pledge, transfer or other disposition or hypothecation of assets of the Corporation or of any Subsidiary (whether or not in connection with the dissolution of the Corporation) to or for the benefit of, or (B) purchase by the Corporation or any Subsidiary from or (C) issuance by the Corporation or any Subsidiary of securities to or (D) investment, loan, advance, guarantee, participation or other extension of credit by the Corporation or venture or other joint enterprise with or for the benefit of, in each case, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which transaction, alone or taken together with any related transaction or transactions, has an aggregate Fair Market Value or involves aggregate commitments of $25,000,000 or more or any arrangement, whether as employee, consultant or otherwise (other than service as a director) pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall directly or indirectly, attain any control over or responsibility for the management of any aspect of the business or affairs of the Corporation which involves assets which have an aggregate Fair Market Value of $25,000,000 or more; or

          (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

          (iv) any (A) reclassification of securities (including any reverse stock split), or (B) recapitalization of the Corporation (including any change to or exchange of securities of the Corporation), or (C) any merger or consolidation of the Corporation with any of its Subsidiaries or (D) any other transaction (whether or not with or otherwise involving as a party or Interested Stockholder) that, in each case, has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock, or any securities convertible into or exchangeable for capital stock or other equity securities, of the Corporation or any Subsidiary that is Beneficially Owned by any Interested Stockholder or any Affiliate or Associate or any Interested Stockholder, or

          (v) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) through (iv).

          (b) The term "Person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of capital stock.

          (c) The term "Interested Stockholder" shall mean any person (other than (i) the Corporation or any Subsidiary, MSCP, any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or MSCP or any trustee or fiduciary with respect to any such plan or holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or any Subsidiary or MSCP when acting in such capacity and (ii) until immediately following the date on which the Corporation or MSCP and any Affiliate or Associate thereof shall first cease to Beneficially Own shares of Voting Stock representing ten percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, the Corporation or any company directly or indirectly controlled by the Corporation or MSCP and of which at least a majority of the equity interests therein are directly or indirectly beneficially owned by the Corporation or MSCP) who is, or has announced or publicly disclosed a plan or intention to become, the Beneficial Owner of Voting Stock representing ten percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

          (d) A person shall be a "Beneficial Owner" of any capital stock or other securities of the Corporation: (i) which such person or any of its Affiliates or Associates owns or has the economic benefit of ownership of, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or
(iii) which any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock, owns or has the economic benefit of ownership of. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (c) of this
Section 3, the number of shares of capital stock of the Corporation deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph (d) of this Section 3, but shall not include any other shares of capital stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding the foregoing, for purposes of this Article, a person shall not be deemed a "Beneficial Owner" of any capital stock which such person has the right to acquire upon exercise of the rights issued pursuant to a shareholder rights plan (including any successor rights plan thereto), if such person would not be deemed the beneficial owner of such capital stock under the terms of such shareholder rights plan.

          (e) The term "Affiliate" in respect of a person means any other person controlling, controlled, controlled by or under common control with such first-mentioned person.

          (f) The term "Associate" in respect of an individual means (i) any corporation or other organization of or in which such person is an officer or partner or otherwise participates in a material way in the management or policy-making thereof or is the Beneficial Owner of ten percent (10%) or more of any class of equity security, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity and (iii) any parent or lineal descendant of such person or the spouse or such person or any relative of such person who has the same home as such person or who is a director, officer, partner, limited liability company member, trustee or other fiduciary of any organization of which such person is also a director, officer, partner, limited liability company member, trustee or other fiduciary or substantial beneficiary. The term "Associate" in respect of any company means
(i) any director, officer or trustee of such company or in the case of a limited liability company any manager or managing member or in the case of a partnership any general partner, (ii) any other person who participates in a material way in the management or policy-making of such company and (iii) any person who is the Beneficial Owner of ten percent (10%) or more of any class of equity security of such company.

          (g) The term "Subsidiary" means any company of which a majority of any class of equity securities are directly or indirectly owned by the Corporation

          (h) The term "Continuing Director" with respect to an Interested Stockholder means any member of the Board of Directors (while such person is a member of the Board of Directors) who is not an Affiliate or Associate or representative of such Interested Stockholder and who was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director (while such successor is a member of the Board of Directors) who is not an Affiliate or Associate or representative of such Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors then in office.

          (i) The term "Fair Market Value" means; (i) in the case of cash, the amount of such cash; (ii) in the case of stock, the highest closing sale price (as of the end of the relevant exchange's regular session) during the 30-day period immediately preceding the date in question of a share of such stock on the Consolidated Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Consolidated Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq Stock Market or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (iii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

          (j) In the event of any Business Combination in which the Corporation survives the transaction as a juridic entity, the phrase "consideration other than cash to be received" as used in clause (i) of paragraph (b) of Section 2 of this Article shall include the shares of Common Stock and/or the shares of any other class or series of capital stock retained by the holders of such shares.

     Section 4.  Certain Determinations.  A majority of the Continuing Directors
                 ----------------------
shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, all questions arising under this Article, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of capital stock or other securities Beneficially Owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether a Business Combination is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who upon consummation of such Business Combination would become an Affiliate or Associate of such Interested
Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more, and (f) the application of any other term used in this Article. Any such determination made in good faith shall be binding and conclusive on the Corporation, all of its stockholders and all other parties.

     Section 5.  No Effect on Fiduciary Obligations of Interested Stockholders.
                 -------------------------------------------------------------
Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     Section 6.  Compliance with Section 2 Does Not Obligate or Limit Board of
                 -------------------------------------------------------------
Directors.  The fact that any Business Combination complies with the provisions
---------
of Section 2 of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     Section 7.  Business Combination Proposed by an Interested Stockholder.
                 ----------------------------------------------------------
For the purposes of this Article, a Business Combination shall be presumed to have been proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who upon consummation of such Business Combination would become an Affiliate or Associate of an Interested Stockholder if, after such Interested Stockholder became such, the Business Combination is proposed following the election of any director of the Corporation who, with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director.

     Section 8.  Amendment of this Article.  Notwithstanding anything to the
                 -------------------------
contrary elsewhere contained in the certificate of incorporation of the Corporation, any proposal to alter, amend or repeal, or to adopt any provision inconsistent with this Article shall require the affirmative vote of the holders of not less than 66-2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder; provided, however, that this Section 8 shall not apply to, and such 66-2/3% vote shall not be required for, any alteration, amendment or repeal of, or the adoption of any provision inconsistent with, this Article unanimously recommended by the Board of Directors if a majority of the Directors are persons who are Continuing Directors with respect to any Interested Stockholder.

     Section 9.  Section 203 of DGCL.  The Corporation expressly elects not to
                 -------------------
be governed by Section 203 of DGCL.

                                   ARTICLE X

                   Amendment of Certificate of Incorporation


     The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the certificate of incorporation of the Corporation, as from time to time in effect, and to add thereto any other provision authorized by the DGCL, and, except as may otherwise be explicitly provided by any provision of the certificate of incorporation of the Corporation, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or officers of the Corporation or any other person whomsoever by and pursuant to the certificate of incorporation of the Corporation in its present form, or as hereafter amended, are granted subject to the right reserved in this Article. Any provision of the certificate of incorporation of the Corporation may be altered, amended or repealed, and any inconsistent provision may be added, by such action (if any) of the Board of Directors and the stockholders and otherwise in such manner, as is provided by law; provided, however, that, in addition to any other vote of stockholders (if any) required by law and notwithstanding that a lower vote (or no vote) of stockholders otherwise would be required, (a) if any provision of the certificate of incorporation of the Corporation other than this Article requires a particular vote of stockholders in order to alter, amend or repeal, or adopt any provision inconsistent with, any provision of the certificate of incorporation of the Corporation, then such vote of stockholders shall be required for such change and (b) the vote of stockholders required to alter, amend or repeal, or adopt any provision inconsistent with, this proviso shall be the affirmative vote of the holders of at least majority of the Voting Stock then outstanding, voting together as a single class.


          IN WITNESS WHEREOF, Choice One Communications Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed this 8th day of February, 2000.

                              CHOICE ONE COMMUNICATIONS INC.

                              By:  /s/ Kim Robert Scovill
                                   --------------------------------------
                                    Kim Robert Scovill
                                    Vice President Legal and
                                    Regulatory General Counsel
                                     and Secretary